MONTHLY REPORT - SEPTEMBER, 2012

                          TriView Global Fund, LLC

             The net asset value of a unit as of September 30, 2012
                was $749.89, down 2.50% from $769.18 per unit
                             as of August 31, 2012.


                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date

Net Asset Value (978.523 units) at         $     752,659.80        1,796,875.21
   August 31, 2012
Addition of 0.00 units on September 1,                 0.00          367,899.29
   2012
Redemption of 25.002 units on September 30,      (18,748.75)     (1,126,550.31)
   2012
Net Income (Loss)                                (18,871.26)       (323,184.40)
                                              ----------------  ---------------
Ending Net Asset Value (953.521 units)     $     715,039.79         715,039.79
   at September 30, 2012                       ================  ===============

Net Asset Value per Unit at
   September 30, 2012                      $         749.90


                        STATEMENT OF INCOME AND (LOSS)

Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                $       (258.89)       (87,449.78)
         closed contracts
      Change in unrealized gain (loss) on open          0.00          7,430.00
         contracts

   Interest income                                      0.00             3.04
                                              ---------------  ---------------
Total: Income                                        (258.89)       (80,016.74)

Expenses:
   Brokerage commissions                            6,272.17       121,284.67
   Operating expenses                               6,325.82        64,828.55
   Incentive fee                                        0.00             0.00
   Management fee                                   1,161.83        11,395.85
   Continuing service fee                               0.00             0.00
   Organizational & offering expenses               4,852.55        45,658.59
                                              ---------------  ---------------
Total: Expenses                                    18,612.37       243,167.66
                                              ===============  ===============
Net Income(Loss) - September, 2012            $   (18,871.26)     (323,184.40)


                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         TriView Capital Management, Inc.
                                         Managing Member
                                         TriView Global Fund, LLC
                                         /s/ Michael P. Pacult, President